Exhibit 99.1

RenaissanceRe Receives Wells Notice from SEC

Pembroke, Bermuda, September 27, 2005 – RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today that it has received a "Wells Notice" from the staff of the U.S. Securities and Exchange Commission (the "SEC") in connection with the SEC's ongoing investigation into the restatement of the Company's financial statements. Under the SEC's procedures, the Wells Notice indicates that the staff of the SEC intends to recommend that the SEC bring a civil enforcement action against the Company alleging violations of federal securities laws. Recipients of Wells Notices have the opportunity to respond to the SEC staff before any formal recommendation is made. The Company is engaged in discussions with the staff of the SEC concerning the possible resolution of these matters. As previously announced, the Company continues to cooperate with the SEC and other governmental agencies in their ongoing investigations. The Company is unable to predict the outcome of the investigations or whether its current efforts to resolve them will be successful.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2005 and June 30, 2005.

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Investor Contact:	Media Contact:
RenaissanceRe Holdings Ltd. Todd R. Fonner Vice President and Treasurer 441-239-4801	Kekst and Company David Lilly or Dawn Dover 212-521-4800